      CHIQUITA BRANDS INTERNATIONAL, INC.         EXHIBIT 11.1
    COMPUTATION OF EARNINGS PER COMMON SHARE
     (In thousands, except per share amounts)

                                                                      Year Ended December 31,
                                                 -------------------------------------------------------------------
                                                  1994           1993            1992          1991             1990
                                                  ----           ----            ----          ----             ----
A. Computation of primary earnings
   (loss) per common share:
   -------------------------------

Income (loss) from continuing operations        $(84,311)       $(51,081)       $(221,708)      $110,909        $95,831

Dividends on Series A Preferred Stock             (7,232)             --               --             --             --
                                                --------        --------        ---------       --------        -------

Income (loss) from continuing operations
  available to common shares                     (91,543)        (51,081)        (221,708)       110,909         95,831

Discontinued operations                           35,611              --          (62,332)        17,586         (1,913)
                                                --------        --------        ---------       --------        -------

Income (loss) available to common shares
  before extraordinary item                     $(55,932)       $(51,081)       $(284,040)      $128,495        $93,918

Extraordinary loss from prepayment of debt       (22,840)             --               --             --             --
                                                --------        --------        ---------       --------        -------
Net income (loss) used to calculate primary
  earnings per share                            $(78,772)       $(51,081)       $(284,040)      $128,495        $93,918
                                                ========        ========        =========       ========        =======

Shares used in calculation of per share data:

  Weighted average common and equivalent
    Series C preference shares outstanding        52,033          51,427           51,804         47,834         40,100

  Dilutive effect of assumed exercise of
    certain stock options and warrants                --              --               --          2,548          1,989
                                                --------        --------         --------        -------        -------
  Weighted average common shares used to
     calculate primary earnings (loss) per
     share                                        52,033          51,427           51,804         50,382         42,089
                                                ========        ========         ========        =======        =======

Primary earnings (loss) per common share:
    -- Continuing operations                    $  (1.76)       $   (.99)        $  (4.28)       $  2.20        $  2.28

    -- Discontinued operations                       .69              --            (1.20)           .35          (0.05)

    -- Extraordinary item                           (.44)             --               --             --             --
                                                --------        --------         --------        -------        -------

    -- Net income (loss)                        $  (1.51)       $   (.99)        $  (5.48)       $  2.55        $  2.23
                                                ========        ========         ========        =======        =======

                      CHIQUITA BRANDS INTERNATIONAL, INC.
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                    (In thousands, except per share amounts)


                                                           Year Ended December 31,
                                             ----------------------------------------------------
                                             1994        1993        1992        1991        1990
                                             ----        ----        ----        ----        ----

B. Computation of fully diluted earnings
   (loss) per common share:
   -------------------------------------

Income (loss) from comtinuing operations    $(84,311)   $(51,081)  $(221,708)   $110,909     $95,831

Dividends on Series A Preferred Stock         (7,232)         --          --          --          --
                                            --------    --------   ---------    --------     -------
Income (loss) from continuing
  operations available to common shares      (91,543)    (51,081)   (221,708)    110,909      95,831

Additional income as a result of assumed
  conversion of convertible debentures            --          --          --       4,836       1,175
                                            --------    --------   ---------    --------     -------

Income (loss) from continuing operations
  used to calculate fully diluted
  earnings per share                        (91,543)     (51,081)   (221,708)    115,745      97,006

Discontinued operations                      35,611           --     (62,332)     17,586      (1,913)
                                            --------    --------   ---------    --------     -------

Income (loss) available to common
  shares before extraodinary item           (55,932)     (51,081)   (284,040)    133,331      95,093

Extraordinary loss from prepayment
  of debt                                   (22,840)          --          --          --          --
                                            --------    --------   ---------    --------     -------

Net income (loss) used to calculate
  fully diluted earnings per share          $(78,772)   $(51,081)  $(284,040)   $133,331     $95,093
                                            ========    ========   =========    ========     =======

Shares used in calculation of per
  share data:
   Weighted average common shares
     used to calculate primary
     earnings (loss) per share                52,033      51,427      51,804      50,382      42,089

   Additional shares resulting from
     assumed exercise of options
     and assumed conversions of
     convertible subordinated debentures          --          --          --       2,530       1,201
                                            --------    --------   ---------    --------     -------

   Weighted average common shares used
     to calculate fully diluted earnings
     (loss) per share                         52,033      51,427      51,804      52,912      43,290
                                            ========    ========   =========    ========     =======

Fully diluted earnings (loss) per
  common share:
   -- Continuing operations                 $  (1.76)   $   (.99)  $   (4.28)   $   2.19     $  2.24
   -- Discontinued operations                    .69          --       (1.20)        .33        (.04)
   -- Extraodinary item                         (.44)         --          --          --          --
                                            --------    --------   ---------    --------     -------
   -- Net income (loss)                     $  (1.51)   $   (.99)  $   (5.48)   $   2.52     $  2.20
                                            ========    ========   =========    ========     =======



                       CHIQUITA BRANDS INTERNATIONAL, INC.
                       -----------------------------------

                  CONSOLIDATED STATEMENT OF INCOME (Unaudited)
                  --------------------------------------------
                    (In thousands, except per share amounts)

                                                                                                Nine Months Ended
                                                                                                  September 30,
                                                                                                  -------------
                                                                                          1995                      1994
                                                                                          ----                      ----
NET SALES                                                                               $1,970,793              $1,879,492
                                                                                        ----------              ----------
Operating expenses
    Cost of sales                                                                        1,481,215               1,449,864
    Selling, general and administrative                                                    243,789                 243,313
    Depreciation                                                                            74,064                  79,890
                                                                                       -----------             -----------
                                                                                         1,799,068               1,773,067
                                                                                        ----------              ----------
    OPERATING INCOME                                                                       171,725                 106,425
Interest income                                                                             22,387                  15,458
Interest expense                                                                          (123,793)               (125,558)
Other income, net                                                                              997                   3,002
                                                                                      ------------            ------------
    Income (loss) from continuing operations
        before income taxes                                                                 71,316                    (673)
Income taxes                                                                               (13,900)                (13,500)
                                                                                      ------------             -----------
Income (loss) from continuing operations                                                    57,416                 (14,173)
Discontinued operations                                                                      3,351                      --
                                                                                      ------------          --------------
Income (loss) before extraordinary item                                                     60,767                 (14,173)
    Extraordinary loss from debt refinancing                                                (4,713)                (22,840)
                                                                                      ------------             -----------
NET INCOME (LOSS)                                                                      $    56,054             $   (37,013)
                                                                                       ===========             ===========
Weighted average number of common
    shares outstanding (see Exhibit 11)                                                     53,585                  51,939
                                                                                       ===========             ===========
Earnings (loss) per common share:

    Primary                 -   Continuing operations                                $         .96           $        (.37)
                            -   Discontinued operations                                        .06                      --
                            -   Extraordinary item                                            (.09)                   (.44)
                                                                                     -------------           -------------
                            -   Net income (loss)                                    $         .93           $        (.81)
                                                                                     =============           =============
    Fully diluted           -   Continuing operations                                $         .94           $        (.37)
                            -   Discontinued operations                                        .05                      --
                            -   Extraordinary item                                            (.08)                   (.44)
                                                                                     -------------           -------------
                            -   Net income (loss)                                    $         .91           $        (.81)
                                                                                     =============           =============

Dividends per common share                                                           $         .15           $         .15
                                                                                     =============           =============


                 See Notes to Consolidated Financial Statements.

                       CHIQUITA BRANDS INTERNATIONAL, INC.
                       ------------------------------------

                     CONSOLIDATED BALANCE SHEET (Unaudited)
                     --------------------------------------
                      (In thousands, except share amounts)

                                                               September 30,             December 31,         September 30,
                                                                  1995                     1994                  1994
                                                               -------------             ------------         -------------
ASSETS
------
CURRENT ASSETS
    Cash and equivalents                                      $      223,675        $       165,523        $       151,292
    Trade receivables (less allowances
      of $13,361, $13,060 and $13,477)                               210,769                205,194                223,723
    Other receivables, net                                            86,963                 92,725                 95,450
    Inventories                                                      312,483                308,549                318,765
    Other current assets                                              33,858                 32,334                 33,367
                                                              --------------        ---------------        ---------------
      TOTAL CURRENT ASSETS                                           867,748                804,325                822,597
Restricted cash                                                       69,530                 75,030                 69,592
Net assets of discontinued
    operations                                                        51,061                 46,718                 20,481
Property, plant and equipment, net                                 1,271,034              1,387,132              1,433,196
Investments and other assets                                         327,537                301,776                294,160
Intangibles, net                                                     154,757                159,258                157,969
                                                              --------------        ---------------        ---------------
      TOTAL ASSETS                                            $    2,741,667        $     2,774,239        $     2,797,995
                                                              ==============        ===============        ===============

LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------
CURRENT LIABILITIES
    Notes and loans payable                                   $      114,381        $       130,040        $       115,042
    Long-term debt due within one year                                66,230                 91,011                 89,182
    Accounts payable                                                 221,111                232,535                216,785
    Accrued liabilities                                              139,519                120,305                111,697
                                                              --------------        ---------------        ---------------
      TOTAL CURRENT LIABILITIES                                      541,241                573,891                532,706
Long-term debt of parent company                                     840,783                840,377                840,251
Long-term debt of subsidiaries                                       475,896                524,459                553,963
Accrued pension and other employee benefits                           74,001                 74,855                 75,037
Other liabilities                                                    115,377                115,848                119,299
                                                              --------------        ---------------        ---------------
      TOTAL LIABILITIES                                            2,047,298              2,129,430              2,121,256
                                                              --------------        ---------------        ---------------

SHAREHOLDERS' EQUITY
    Preferred and preference stock                                   138,369                190,639                190,639
    Capital stock, $.33 par value (53,807,078,
      49,300,881 and 48,893,012 shares)                               17,936                 16,434                 16,298
    Capital surplus                                                  567,005                505,800                500,553
    Retained deficit                                                 (13,817)               (52,940)               (12,822)
    Minimum pension liability
      adjustment for discontinued
      operations                                                     (15,124)               (15,124)               (17,929)
                                                              --------------        ---------------        ---------------
      TOTAL SHAREHOLDERS' EQUITY                                     694,369                644,809                676,739
                                                              --------------        ---------------        ---------------
      TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY              $    2,741,667        $     2,774,239        $     2,797,995
                                                              ==============        ===============        ===============

                 See Notes to Consolidated Financial Statements.

                       CHIQUITA BRANDS INTERNATIONAL, INC.
                       -----------------------------------

                  CONSOLIDATED STATEMENT OF CASH FLOW (Unaudited)
                  -----------------------------------------------
                                 (In thousands)

                                                                                               Nine Months Ended
                                                                                                 September 30,
                                                                                   -----------------------------------------
                                                                                        1995                       1994
                                                                                   -------------             ---------------
CASH PROVIDED (USED) BY:
Operations
    Income (loss) from continuing operations                                       $      57,416             $      (14,173)
    Depreciation and amortization                                                         78,437                     84,633
    Write-downs of farms and cultivations                                                     --                     24,600
    Changes in current assets and liabilities                                            (22,840)                   (30,953)
    Other                                                                                (13,057)                     2,272
                                                                                   -------------             --------------
         CASH FLOW FROM OPERATIONS                                                        99,956                     66,379
                                                                                   -------------             --------------
Investing
    Capital expenditures                                                                 (47,145)                  (115,790)
    Sales of fresh fruit shipping and distribution assets                                102,708                         --
    Restricted cash deposits                                                               5,500                    (18,572)
    Acquisitions and long-term investments                                                    --                       (386)
    Other                                                                                 (2,159)                    (6,944)
                                                                                   -------------             --------------
         CASH FLOW FROM INVESTING                                                         58,904                   (141,692)
                                                                                   -------------             --------------
Financing
    Debt transactions
      Issuances of long-term debt                                                        202,356                    263,745
      Repayments of long-term debt                                                      (281,034)                  (326,208)
      Increase (decrease) in notes and loans payable                                      (8,432)                     4,159
    Stock transactions
      Issuance of preferred stock                                                             --                    138,369
      Issuances of capital stock                                                           2,093                      3,242
      Dividends                                                                          (13,732)                   (11,928)
                                                                                   -------------             --------------
         CASH FLOW FROM FINANCING                                                        (98,749)                    71,379
                                                                                   -------------             --------------
Discontinued operations                                                                   (1,959)                     4,000
                                                                                   -------------             --------------
Increase in cash and equivalents                                                          58,152                         66
Balance at beginning of period                                                           165,523                    151,226
                                                                                   -------------             --------------
Balance at end of period                                                           $     223,675             $      151,292
                                                                                   =============             ==============

                 See Notes to Consolidated Financial Statements.

                       CHIQUITA BRANDS INTERNATIONAL, INC.
                       -----------------------------------

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
             -----------------------------------------------------

        Interim results are subject to significant seasonal variations and are not necessarily indicative of the results of operations for a full fiscal year. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary for a fair statement of the results of the interim periods shown have been made. See Notes to Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 1994 for additional information relating to the Company's financial statements.

      Inventories consist of the following (in thousands):

                                                       September 30,                December 31,             September 30,
                                                          1995                        1994                      1994
                                                       -------------                ------------             ------------
Bananas and other fresh produce                      $     37,821               $     42,444              $     38,536
Other food products                                        81,489                     68,713                    80,129
Growing crops                                             116,046                    115,177                   115,208
Materials and supplies                                     62,889                     68,062                    71,630
Other                                                      14,238                     14,153                    13,262
                                                     ------------               ------------              ------------
                                                     $    312,483               $    308,549              $    318,765
                                                     ============               ============              ============


        During the second quarter of 1995, the Company replaced $153 million of ship loans with loans having longer maturities totaling $187 million resulting in an extraordinary loss of $4.7 million. The Company also negotiated an extension of the maturities on another $23 million ship loan.

        In the first quarter of 1994, the Company completed the sale of $175 million principal amount of 9-1/8% Senior Notes due 2004 and 2,875,000 shares of $2.875 Non-Voting Cumulative Preferred Stock, Series A. Most of the net proceeds from the offerings were used to prepay higher rate subordinated debentures. These refinancings resulted in an extraordinary loss of $22.8 million.

        In accordance with its long-standing policy to periodically hedge transactions denominated in foreign currencies, at September 30, 1995, the Company had foreign exchange forward contracts to ensure conversion of approximately $95 million of foreign sales commitments for the remainder of 1995 at an average exchange rate of 1.51 Deutsche marks per dollar. The fair value of these contracts, based on quoted market prices, was approximately $5 million. The Company also had option contracts which ensure conversion through 1996 of approximately $95 million of foreign sales at a rate not higher than 1.44 Deutsche marks per dollar and approximately $175 million of foreign sales at a rate not higher than 1.45 Deutsche marks per dollar or lower than 1.33 Deutsche marks per dollar. The carrying value of the option contracts, and the fair value based on quoted market prices, were not significant.

        On September 7, 1995, $52.3 million of Series C Mandatorily Exchangeable Cumulative Preference Stock converted back into 3,241,546 shares of Chiquita's capital stock in accordance with the terms of the Series C Preference shares.